Exhibit 99.1

Quantum Technologies Reports Fiscal 2006 Third Quarter Financial Results

IRVINE, Calif., March 9 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of alternative fuel systems and accessories for specialty vehicles and applications, including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2006 third quarter ended January 31, 2006. Conference call information is provided below.

Total revenue was $36.0 million in the third quarter of fiscal 2006 compared to $5.4 million in the third quarter of fiscal 2005. This increase in overall revenue is a result of the inclusion of Tecstar Automotive Group’s operations, which contributed $32.3 million to consolidated revenues in the third quarter.

The Company’s operating loss increased from $3.2 million in the third quarter of fiscal 2005 to $10.1 million in the third quarter of fiscal 2006. The Tecstar Automotive Group operating segment loss was $3.8 million, the Quantum Fuel Systems operating segment loss was $3.7 million and Corporate segment loss was $2.6 million. The Company’s net loss increased from $2.9 million, or $0.09 a share, in the third quarter of fiscal 2005 to $10.8 million, or $0.20 a share, in the third quarter of fiscal 2006. Cash used in operations during the quarter was $5.4 million, mainly driven by the operating loss and partially offset by cash generated from working capital.

Tecstar Automotive Group operating segment revenues during the quarter were $32.3 million. Product sales for the Tecstar Automotive Group totaled $30.2 million, consisting of $16.5 million in second-stage automotive manufacturing revenues, $12.6 million in automotive OEM accessory parts revenues, and other product sales of $1.1 million. Cost of product sales for the Tecstar Automotive Group was $29.2 million in the third quarter of fiscal 2006. Contract revenue for the Tecstar Automotive Group was $2.1 million for the third quarter of fiscal 2006.

Quantum Fuel Systems operating segment revenues during the quarter were $3.7 million compared to $5.4 million in the third quarter of fiscal 2005. This segment had an operating loss of $3.7 million compared to an operating loss of $1.9 million in the third quarter of fiscal 2005. This increase was primarily a result of lower product sales and contract revenues.

For the nine-month period, the Company reported consolidated revenues of $146.5 million compared to $16.7 million for the nine-month period in fiscal 2005. The increase in revenue is a result of the inclusion of Tecstar Automotive Group’s operations, which contributed $133.7 million to consolidated revenues and $2.1 million in operating loss in the first nine-months of fiscal 2006. The Quantum Fuel Systems segment had revenues of $12.8 million and an operating loss of $11.1 million for the first nine months of fiscal 2006 compared to revenues of $16.7 million and an operating loss of $5.5 million for the first nine months of fiscal 2005. The Company’s net loss increased from $8.7 million, or $0.27 a share, for the nine month period of fiscal 2005 to $22.0 million, or $0.42 a share, for the nine month period of fiscal 2006.

Alan P. Niedzwiecki, President and CEO, stated, “The operating performance during the third quarter represents an expected temporary downturn in our second-stage assembly programs as we complete certain assembly programs and begin transitioning into OEM-level dual-invoice programs and other new model platforms with our OEM customers. We did recognize strong revenue growth in the accessory and aftermarket parts programs as we continue to focus our efforts on diversified distribution channels including direct dealer network programs, fleet sales and aftermarket programs. Quantum’s hydrogen-related developments programs are moving forward with expected limited-volume production beginning in calendar 2006 on many of these programs.”

Mr. Niedzwiecki added, “We are especially pleased with the recent developments related to military funding, our letter of intent with Nissan on a new second-stage assembly program, and the acquisition of Regency Conversions. These developments allow us to expand our distribution network, diversify our customer base and evolve our one-stop solution for vehicle system design, powertrain engineering, systems integration, validation, and limited-volume manufacturing and assembly. We continue to strengthen our position in early stage development, production and second-stage assembly of fuel systems and performance packages for fuel cell, hybrid and alternative fuel vehicles.”

Business Highlights during the Quarter

•	Quantum Programs to Receive $6.95 Million Department of Defense Funding – In line with Quantum’s new initiatives in hybrid electric drive technology, the Advanced Mobility Vehicle (AMV) program will develop an advanced second generation (Aggressor II) high performance light-duty off-road hybrid electric vehicle platform. The propulsion system for this next phase of AMV development will be an advanced hybrid electric drive system, which would provide a cost-effective, near-term solution and provide common shared vehicle architecture with future fuel cell applications of the vehicle. The Army has termed this as a production-intent program.

•	Quantum Forms New Company with Unique Performance to Produce Specialty Vehicles – Quantum has formed a new company with Unique Performance (Unique) of Fort Worth, Texas to produce high-performance specialty vehicles. Under the terms of the agreement, Tecstar will own 50.1% of the new company, to be named “Unique Performance Concepts,” and will design and manufacture “fast to market” specialty vehicles. Unique will, in turn, market the vehicles through its extensive distribution channels to new car dealerships throughout the United States. The first specialty vehicle to be manufactured by this new company will be a Special Edition 2006 Ford Mustang designed by famous automotive designer and TV personality, Chip Foose. The new Ford Foose Stallion Mustang will be sold through 85 Ford dealerships.

•	Quantum Delivers First Vehicles of Hydrogen Hybrid Fleet to Santa Ana – Quantum delivered five hydrogen-fueled Toyota Prius hybrid vehicles to the City of Santa Ana, California. This is part of a larger South Coast Air Quality Management District (AQMD) program to develop and demonstrate 30 hydrogen hybrid vehicles to fleets in Southern California.

•	Quantum Acquires Regency Conversions, Inc. – Quantum acquired Texas based Regency Conversions, Inc., a special vehicle manufacturer, for 1.8 million shares of Quantum common stock and $3.3 million in cash. Regency is one of the largest vehicle converters in North America, producing approximately 5000 vehicles annually which are sold through 250 automobile dealerships throughout the continental U.S.

•	Quantum Awarded Contract to Develop Hydrogen Hybrid SUV for the US Army – Quantum was awarded a contract to develop a hydrogen-fueled Ford Escape Hybrid vehicle for the U.S. Army National Automotive Center (NAC).

•	Nissan and Quantum Partner on Second Stage Manufacturing Program – Quantum, through its subsidiary Tecstar Automotive Group, received a letter of intent from Nissan North America, Inc. for the production of the special edition Nissan Titan Onyx. The special edition vehicle will be based on the concept version of Nissan’s popular full-size Titan pickup unveiled at the Chicago Auto Show on February 8, 2006. Working together with Nissan, Tecstar designed the Titan Onyx to add a new level of visual appeal for customers who seek higher levels of customization.

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended January 31,		Nine Months Ended January 31,
	2005	2006	2005	2006
Revenue:
Net product sales	$2,902,889	$31,738,395	$8,513,483	$132,217,470
Contract revenue	2,489,413	4,265,583	8,195,435	14,275,529

Total revenue	5,392,302	36,003,978	16,708,918	146,492,999
Costs and expenses:
Cost of product sales	2,300,473	30,855,032	6,904,434	123,008,522
Research and development	3,625,213	6,326,822	11,089,307	18,934,816
Selling, general and administrative	2,248,124	7,774,137	6,817,560	21,721,056
Amortization of intangibles	414,944	1,116,945	1,244,832	3,350,833

Total costs and expenses	8,588,754	46,072,936	26,056,133	167,015,227

Operating loss	(3,196,452)	(10,068,958)	(9,347,215)	(20,522,228)
Interest income	277,142	272,471	716,324	814,290
Interest expense	—	(628,076)	—	(1,869,442)
Minority interest in earnings of subsidiaries	—	(219,985)	—	(280,264)
Equity in loss of investment in affiliate	—	(67,260)	—	(72,823)
Other income (expense), net	—	(66,600)	(18,589)	(21,963)
Income tax provision	(826)	(3,000)	(5,626)	(14,627)

Net loss	$(2,920,136)	$(10,781,408)	$(8,655,106)	$(21,967,057)

Net loss per share - basic and diluted	$(0.09)	$(0.20)	$(0.27)	$(0.42)

Number of shares used in per share calculation - basic and diluted	31,720,288	52,879,832	31,703,736	52,865,626

Cash Flow Information:
Depreciation and amortization	$1,070,113	$2,785,416	$3,443,998	$8,254,454
Cash used in operating activities	2,503,112	5,360,933	7,526,322	31,739,761
Capital expenditures	181,344	676,169	1,023,093	3,088,257

	April 30, 2005	January 31, 2006
Balance Sheet Information:
Cash and cash equivalents	$11,736,688	$11,676,960
Marketable securities:
Maturing within one year	32,101,357	17,344,302
Maturing after one year	4,001,182	1,190,572
Property & equipment, net	20,280,405	18,571,600
Goodwill & intangibles, net	154,736,201	151,512,085
Total assets	277,661,780	262,427,125
Current liabilities	38,797,585	46,840,024
Long-term debt	19,656,162	18,199,086
Stockholders’ equity	219,208,033	197,107,214
Working capital	58,954,852	42,034,435

Financial Results Call Scheduled:

Thursday, March 9, 2006 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, ID #6381611

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until March 17, 2006 at 8:55 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by March 17, 2006 for approximately two weeks: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, and Sumitomo. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000(R) and Russell 3000(R) indexes.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Starcraft, the development and commercialization of fuel cell vehicles and applications, new or expanded customer contracts, the impact of oil prices on demand for our products, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into OEM-level dual invoice programs and other new model platforms with our OEM customers; any failure to realize anticipated savings from consolidation of operational, general and administrative expenses; the failure to complete the Tecstar integration and fully realize the synergies and other perceived advantages resulting from the merger; costs and potential litigation associated with the merger; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2005 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2006 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500             Fax 949-399-4600